SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934, as amended

Filed by the Registrant [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[_]  Preliminary Proxy Statement      [_] CONFIDENTIAL, FOR USE OF THE
                                          COMMISSION ONLY (AS PERMITTED BY
                                          RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        CATALYST INTERNATIONAL, INC.
----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         -------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         -------------------------------------------------------------------

     (5) Total fee paid:
         -------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previously filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         -------------------------------------------------------------------

     (3) Filing Party:
         -------------------------------------------------------------------

     (4) Date Filed:
         -------------------------------------------------------------------

Notes:

                                [CATALYST LOGO]


                          CATALYST INTERNATIONAL, INC.
                           8989 NORTH DEERWOOD DRIVE
                          MILWAUKEE, WISCONSIN 53223

                              __________________


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 17, 2002

                              __________________


To our Shareholders:

   Catalyst International, Inc. will hold its Annual Meeting of Shareholders on Friday, May 17, 2002 at 8:00 a.m. C.D.T. at its corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, for the following purposes:

     1.  To elect three Class I directors to serve for three-year terms;
     2. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2002; and
     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Shareholders of record at 5:00 p.m. C.S.T. on March 29, 2002 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.

   You are cordially invited to attend the Annual Meeting. Your vote is important. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the Annual Meeting to be held.

   We urge you to date, sign, and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person. If you attend the Annual Meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

                                      By Order of the Board of Directors,

                                      /s/ Mark T. Ehrmann

                                      Mark T. Ehrmann, Secretary

April 17, 2002

                     [this page is intentionally blank]

                                [CATALYST LOGO]


                          CATALYST INTERNATIONAL, INC.
                           8989 NORTH DEERWOOD DRIVE
                          MILWAUKEE, WISCONSIN 53223

                              __________________


                               PROXY STATEMENT

                              __________________

   THE ENCLOSED PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS OF CATALYST INTERNATIONAL, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, MAY 17, 2002, AT 8:00 A.M. C.D.T., AT OUR CORPORATE HEADQUARTERS LOCATED AT 8989 NORTH DEERWOOD DRIVE, MILWAUKEE, WISCONSIN 53223.

   Only holders of record of the 7,794,469 shares of common stock outstanding at the close of business on March 29, 2002 are entitled to notice of and to vote at the Annual Meeting. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum.

   The nominees to the Board of Directors receiving the greatest number of affirmative votes will be elected as Class I directors up to the maximum number of directors to be chosen at election. Because directors are elected by a plurality of votes, abstentions and broker non-votes will have no effect on the election of directors. The other proposals require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposals. If you abstain from any of these proposals, your shares will be included in the number of shares voting on the proposal, and consequently, your abstention will have the same practical effect as a vote against the proposal. Broker non-votes will be treated as shares not entitled to vote, and consequently, will have no effect on the outcome of the vote on these proposals. This proxy statement, notice of annual meeting of shareholders, and proxy card, together with the 2001 annual report to shareholders, are being mailed to shareholders commencing on or about April 17, 2002.

   The proxy holders will vote all shares of common stock represented by proxy cards that are properly signed and returned by shareholders. If you properly sign and return your proxy card, but do not specify your choices, the proxy holders, as recommended by the Board of Directors, will vote your shares. The proxy card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this proxy statement was printed that may properly be presented for consideration at the Annual Meeting. You must return a signed proxy card if you want the proxy holders to vote your shares of common stock.

   If the accompanying proxy card is properly signed and returned to Catalyst and not revoked, it will be voted in accordance with the instructions contained thereon. Each shareholder may revoke a previously granted proxy at any time before it is exercised by written notice of revocation or by submitting a duly executed proxy bearing a later date to the Secretary of Catalyst or by attending the Annual Meeting and revoking the proxy prior to the Annual Meeting.

                                PROPOSAL ONE
                            ELECTION OF DIRECTORS

   Catalyst's directors are divided into three classes, designated as Class I, Class II, and Class III. The nominating committee of the Board of Directors recommended the nomination of Messrs. Goughenour, Treleaven, and Nelson to serve as Class I directors for a term of three years, subject to approval of the shareholders at the 2002 Annual Meeting. The Board of Directors has accepted the recommended nominations of the nominating committee.

   On November 14, 2001, and in accordance with Catalyst's By-Laws, the Corporate Secretary received the self-nomination of Steven D. Landauer to serve as a director on the Board of Directors.

   The three nominees receiving the largest number of affirmative votes at the 2002 Annual Meeting will be elected as Class I directors. The nominees elected at the 2002 Annual Meeting will serve for a three year term expiring at the 2005 Annual Meeting or until a successor is duly elected and qualified. The Board of Directors recommends that you vote FOR the election of Messrs. Goughenour, Nelson, and Treleaven as Class I directors.


                             NOMINEES FOR DIRECTOR

                   CLASS I DIRECTORS (TERM TO EXPIRE IN 2005)

BOARD APPROVED NOMINEES

   JAMES F. GOUGHENOUR, 64, has served as a director of Catalyst since January 1997. Since February 2001, Mr. Goughenour has served as Corporate Vice President-Strategy and Technology at Sealy, Inc., a manufacturer of bedding. Mr. Goughenour served as Sealy's Corporate Vice President-Strategy and Technology, Quality, and Manufacturing Systems from February 2000 until February 2001 and as Vice President-Technology, Planning, and Operations Services from January 1997 until February 2000. Mr. Goughenour serves on the board of directors of Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.

   WILLIAM G. NELSON 68, serves on the board of directors of Manugistics, Inc., a global provider of enterprise profit optimization solutions, and HealthGate Data Corp., a provider of healthcare information, as well several private companies. From September 1986 until October 2000, Mr. Nelson served as the Chairman of the Board of Geac Computer Corporation, Limited, a provider of mission-critical software and systems solutions and from September 1996 until April 1999, he served as its Chief Executive Officer and President.

   JAMES B. TRELEAVEN, 55, has served as President and Chief Executive Officer of Catalyst since July 2001. Mr. Treleaven was elected a director of Catalyst and its wholly owned United Kingdom subsidiary, Catalyst WMS International Limited, in July 2001. From January 2000 until June 2001, Mr. Treleaven was at Global Commerce Zone, an Internet infrastructure organization focused on enabling international e-commerce, where he served as President and Chief Executive Officer from January 2000 until January 2001. From January 1998 until January 2000, Mr. Treleaven was President of the Enterprise Solutions Division (formerly Dun & Bradstreet Software) at Geac Computer Corporation, a provider of mission-critical software and systems solutions, and from July 1996 until January 1998, he was Vice President of Marketing at Moore Corporation, one of the world's largest suppliers of business forms and services.

OTHER NOMINEE

   STEVEN D. LANDAUER, 47, has been a self-employed certified public accountant practicing in Davenport, Iowa since 1985. He began his public accounting career at Peat Marwick Mitchell. Mr. Landauer has served clients in a wide variety of industries including the warehousing and distributing industries. In addition, Mr. Landauer has worked on engagements serving clients with distressed businesses. Mr. Landauer is the president/treasurer of the First Tee of the Quad Cities, a 501(c)(3) non-profit organization.

                               CONTINUING DIRECTORS

                   CLASS II DIRECTORS (TERM TO EXPIRE IN 2003)

   DOUGLAS B. CODER, 66, has served as a director of Catalyst since July 1992 and as Chairman of the Board since January 1997. Mr. Coder has been a principal of The Coder Company, a real estate brokerage firm, and DBC Realty, a real estate holding company since 1969 and 1971, respectively. Mr. Coder serves on the board of directors of Pearl Mutual Funds, a mutual fund company, and Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.
   TERRENCE L. MEALY, 71, has served as a director of Catalyst since July 1992. Mr. Mealy has been an attorney in private practice since 1957 and is a member of the State Bar of Iowa. Mr. Mealy serves on the board of directors of Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.

                 CLASS III DIRECTOR (TERM TO EXPIRE IN 2004)

   ROY J. CARVER, 58, has served as a director of Catalyst since April 1994. Since 1982, Mr. Carver has served as Chairman of the Board of Carver Pump Company, a manufacturer of centrifugal pumps and related products. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa and Davenport, Iowa and is President of Carver Hardware, Inc., a chain of hardware stores. Mr. Carver serves on the board of directors of Bandag, Inc., a tire retreading company; Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions; and Iowa First Bancshares Corp.

   There is one vacancy in the Board of Directors, which is a Class III director position.

BOARD OF DIRECTORS RECOMMENDATION

   The Board of Directors recommends you vote FOR the election of Messrs. Goughenour, Treleaven, and Nelson to serve as Class I directors and your proxy will be so voted unless you specify otherwise. Only three nominees will be elected as Class I directors.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors has standing audit, compensation, and nominating committees. The Board of Directors held seven meetings in 2001. Each incumbent director attended at least 75% of the full board meetings and meetings of committees on which such director served in 2001.

   The audit committee consists of Messrs. Carver, Goughenour, and Mealy. The Board of Directors has determined that each of these committee members is able to read and understand fundamental financial statements and each meets the independence requirements for audit committee members under the listing standards of the National Association of Securities Dealers. The Board of Directors has also determined that at least one member of the audit committee has experience in finance or accounting. The specific functions and responsibilities of the audit committee are set forth in the written charter adopted by the Board of Directors. A report of the audit committee appears under the caption, "Audit Committee Report," below. The audit committee held three meetings during fiscal 2001.

   The compensation committee consists of Messrs. Carver, Coder, Goughenour, and Mealy. The compensation committee establishes compensation levels for the executive officers, including a bonus plan for senior management, and administers Catalyst's stock option plans. The compensation committee held four meetings in 2001.

   The nominating committee consists of Messrs. Carver, Coder, and Mealy. The nominating committee nominates persons for election as directors.
Shareholders are also entitled to nominate candidates for the Board of Directors, and the nominating committee will consider nominees recommended by shareholders, in accordance with the procedures set forth in the By-Laws. The nominating committee held two meetings in 2001.

NON-EMPLOYEE DIRECTOR COMPENSATION

   The 1997 Director Stock Option Plan allows non-employee directors to receive stock options in lieu of cash compensation for attendance at Board of Directors' and committee meetings. Non-employee directors are entitled to receive a fee of $1,500 (or stock options with an aggregate exercise price equal to the fee) for each Board of Directors meeting they attend and $500 (or stock options with an aggregate exercise price equal to the fee) for each committee meeting they attend and are entitled to be reimbursed for their expenses incurred in connection with their responsibilities as directors. In addition, non-employee directors are entitled to an option to purchase 5,000 shares of common stock annually. The exercise price of each grant is equal to the market price of the common stock on the date of grant.

   Mr. Coder received $100,000 in compensation during 2001 and full medical benefits in consideration for performing his duties as Chairman of the Board. Catalyst and Mr. Coder are parties to a letter agreement dated October 23, 1998, as subsequently amended, under which we agree to pay certain health benefits to Mr. Coder and his immediate family through a period which expires no later than December 31, 2011. The agreement provides that its terms shall survive any discontinuation of services as Chairman of the Board, either voluntary or involuntary, unless otherwise agreed by the parties. Further, the agreement is an obligation of Catalyst and, as such, will not be terminated as a result of any change in control or sale of assets of Catalyst. In addition, Catalyst and Mr. Coder are parties to a letter agreement dated December 3, 1999, as subsequently amended, wherein Mr. Coder agrees to serve as Chairman of the Board until the 2004 Annual Meeting and receive an annual compensation of $100,000. The parties also agree that Mr. Coder will receive an annual compensation of $100,000 for a period of two years thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in Catalyst. Copies of these reports must also be furnished to Catalyst. Based solely on a review of these copies, we believe that all executive officers and directors are in compliance with the filing requirements, with the following exceptions: (i) Charles A. Behrens and John
K. Gorman failed to timely file their initial Form 3, and (ii) in connection with the automatic annual grant of stock options to non-employee directors, each of Messrs. Carver, Coder, Goughenour, and Mealy filed a Form 5 one day late to report the required information. All filings have subsequently been made.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table indicates, as of March 29, 2002 (unless otherwise noted), beneficial ownership of common stock by (i) each current director and each nominee for director who is not currently a director (Messrs. Landauer and Nelson), (ii) the named executive officers, (iii) persons known by Catalyst to be beneficial owners of more than 5% of its outstanding common stock, and (iv) all current directors and executive officers of Catalyst as a group. Unless otherwise indicated, the person listed has sole voting and investment power.

                                                  Amount and
                                                  Nature of
Name and Address of                               Beneficial       Percent
Beneficial Owners                                 Ownership       of Class
------------------------------------------------------------------------------
State of Wisconsin Investment Board               1,490,600 (1)     19.1%
  Post Office Box 7842
  Madison, WI  53707
SAP America, Inc.                                   759,485 (2)      9.7%
  3999 West Chester Pike
  Newtown Square, PA  19073
Roy J. Carver                                       288,323 (3)      3.7%
Douglas B. Coder                                    816,585 (4)     10.4%
  8711 East Pinnacle Peak Road, #127
  Scottsdale, AZ  85255
James F. Goughenour                                  31,729 (5)       *
Steven D. Landauer                                   75,000           *
Terrence L. Mealy                                   963,619 (6)     12.3%
  301 East Second Street
  Muscatine, IA  52761
William G. Nelson                                         0           *
Michael D. Pridavka                                  25,850 (7)       *
James B. Treleaven                                   10,000           *
All directors and executive officers
  as a group (8 persons)                          2,136,106 (8)     26.9%

----------
*   Less than 1% of the outstanding common stock.
1. This information is based on Amendment No. 7 to Schedule 13G filed on February 11, 2002.
2. This information is based on a Schedule 13D filed on September 10, 1999. The 759,485 shares are directly owned by SAP America, Inc.; however, SAP America, Inc. shares voting power with its parent, SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, D-69190 Walldorf, Germany.
3. Includes 33,581 shares which could be acquired pursuant to the immediate exercise of stock options.
4. Includes 37,271 shares held by Mr. Coder's spouse, 286,240 shares held by S&S Partnership, and 104,498 shares held in trust for the benefit of his children. Mr. Coder disclaims beneficial ownership of all such shares. Includes 428,009 shares with respect to which Mr. Coder exercises shared voting and investment power and 33,439 shares which could be acquired pursuant to the immediate exercise of stock options.
5. Includes 20,367 shares which could be acquired pursuant to the immediate exercise of stock options.
6. Includes 6,000 shares held by Mr. Mealy's spouse. Mr. Mealy disclaims beneficial ownership of all such shares. Includes 6,000 shares with respect to which Mr. Mealy exercises shared voting and investment power and 33,530 shares which could be acquired pursuant to the immediate exercise of stock options.
7. Includes 23,750 shares which could be acquired pursuant to the exercise of stock options within 60 days of March 29, 2002.
8. Includes 144,667 shares which could be acquired pursuant to the exercise of stock options within 60 days of March 29, 2002.

                            EXECUTIVE COMPENSATION

   Summary Compensation Table. The following table sets forth the compensation paid to the chief executive officers and the most highly compensated officer of Catalyst for services rendered for the years ended December 31, 2001, 2000, and 1999. We refer to these officers as the "named executive officers." Other than the persons listed below, there were no executive officers of Catalyst whose total annual salary and bonus for 2001 exceeded $100,000.

                                                       Long Term
                                Annual Compensation    Comp. Awards
                             ------------------------- ------------
                                               Other   Securities   All
Name and Principal                             Annual  Underlying   Other
Position               Year Salary   Bonus      Comp.   Options (1)  Comp.
--------------------   ---- -------- -------    ------- ----------- ----------
JAMES B. TRELEAVEN(2)  2001 $137,500 $50,000(3) $     -    300,000  $ 1,031(4)
President & CEO

DOUGLAS B. CODER(5)    2001  100,000       -          -      5,000   15,500(6)
Acting CEO             2000   99,167       -          -     10,367   14,500(6)
                       1999   90,000       -          -        214   10,500(6)

SEAN P. MCGOWAN(7)     2001   84,159       -     48,000(8)       -  481,500(9)
President & CEO        2000  321,000  24,000     48,000(8)  60,000    2,625(4)
                       1999  300,000  42,000     12,000(8)  50,000    2,500(4)

MICHAEL D. PRIDAVKA(10)2001 160,000       -           -     50,000    1,050(4)
EVP-Sales & Marketing  2000  64,307   10,000(11)      -    115,000        -


----------
1. None of the named executive officers held restricted stock at the end of 2001.
2. Mr. Treleaven began serving as president and chief executive officer effective July 2, 2001.
3.  This bonus was part of Mr. Treleaven's employment agreement.
4. The amount represents an employer matching contribution under the 401(k) plan.
5. Mr. Coder acted as chief executive officer from March 15, 2001 until July 1, 2001. Mr. Coder did not receive a salary for his role as acting CEO; the amount represented is for his responsibilities as Chairman of the Board pursuant to the letter agreement between Mr. Coder and Catalyst described under the heading, "Non-Employee Director Compensation."
6. The amount represents fees paid for the attendance of meetings of the Board of Directors and its committees.
7. Mr. McGowan ceased serving as president and chief executive officer effective March 14, 2001.
8. The amount represents the partial reimbursement of interest under the executive loan program.
9. The amount represents a lump sum payment under Mr. McGowan's separation agreement.
10. Mr. Pridavka was hired on August 7, 2000.
11. The amount represents a signing bonus.

   Catalyst granted options to the named executive officers during fiscal 2001 as set forth below.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                             Potential
                                                             Realizable
                                                             Value at
                                                             Assumed Annual
                   Number of  Percentage of                  Rates of Stock
                   Securities Total Options                  Price
                   Options    Employees in  Exercise         Appreciation
                   Underlying Granted to    Price            for Option Term
                   Options    Employees in  Per     Expir.   ---------------
Name               Granted*   Fiscal 2000   Share   Date     5% ($)  10% ($)
----------------   ---------- ------------  ------- -------  ------- ---------
James B. Treleaven 200,000(1)    24.88      $3.86   07/02/11 485,507 1,230,369
                   100,000(2)    12.44       2.57   12/13/11 161,626   409,592
Douglas B. Coder     5,000(3)        -(4)    3.20   04/30/11  10,062    25,500
Sean P. McGowan          -           -          -          -       -         -
Michael D. Pridavka 50,000(2)     6.22       2.57   12/13/11  80,813   204,796


----------
* All options held by the named executive officers vest upon a change in control.
1. Sixty percent (60%) of the options vest on the third anniversary of the date of grant and 1 2/3% of the options vest each month thereafter, provided the executive remains an employee of Catalyst.
2. Fifty percent (50%) of the options vest on the second anniversary of the date of grant and 25% of the options vest on each of the third and fourth anniversaries of the date of grant, provided the executive remains an employee of Catalyst.
3.  The option is immediately exercisable upon the date of grant.
4. These options represent 25% of the total options granted to directors in fiscal 2001 and were not counted in the total options granted to employees in fiscal 2001.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

   The following table provides information regarding the value of stock options held at December 31, 2001 by the named executive officers.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE

                                              Number of
                                             Securities          Value of
                                             Underlying         Unexercised
                                             Unexercised       in-the-Money
                                             Options at         Options at
                    Shares                 Fiscal Year-End    Fiscal Year-End
                  Acquired on     Value    ---------------   -----------------
Name              Exercise (#)  Realized   Exer.    Unexer.  Exer.     Unexer.
----------------  ------------  --------   -------  -------  --------  -------
James B. Treleaven     -          $-           -    300,000  $-        $10,000
Douglas B. Coder       -           -       33,439         -   -              -
Sean P. McGowan        -           -            -         -   -              -
Michael D. Pridavka    -           -       17,500   147,500   -          5,000


EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

   Catalyst and Mr. McGowan are parties to a separation agreement dated April 2, 2001 under which Mr. McGowan agrees not to compete with Catalyst for a period of 18 months, after which time we will pay his outstanding loan with Bank One, Milwaukee of $600,000 plus applicable income taxes not to exceed $490,000 provided that Mr. McGowan does not violate his non-compete obligations. In addition, Mr. McGowan received a cash severance payment of approximately $481,000 under the separation agreement. Mr. McGowan also receives a monthly cash payment to cover interest on the loan, provided that Mr. McGowan does not violate his non-compete obligations. The variable interest rate applied to the unpaid balance of the loan is at a rate of
0.500 percentage points under the prime rate.

   Catalyst and Mr. Pridavka are parties to a letter agreement dated October 13, 2000 under which we agree to accelerate the vesting schedule of all of Mr. Pridavka's stock options upon a change in control (as defined below).

   Catalyst and Mr. Treleaven are parties to an employment agreement dated June 28, 2001, which set forth the terms under which Mr. Treleaven would serve as President and Chief Executive Officer for a term of one year. The agreement automatically renews for additional one-year terms unless otherwise terminated. Under the employment agreement, Mr. Treleaven receives a base salary as provided in such agreement and is entitled to participate in benefit plans generally provided by Catalyst to its executive officers, including annual bonus plans, vacation plans, and welfare plans. The employment agreement prohibits Mr. Treleaven from competing with Catalyst during his employment and for a period of twelve months thereafter and further prohibits Mr. Treleaven from disclosing Catalyst's confidential information during his employment and for a period of eighteen months thereafter.

   Catalyst and Mr. Treleaven are also parties to a letter agreement dated July 2, 2001 under which we agree to accelerate the vesting schedule of Mr. Treleaven's stock options upon a triggering change in control. A triggering change in control is defined as any change in control (as defined below) where Mr. Treleaven is not offered the opportunity to serve after such event as chief executive officer of the entity which results from such an event under a compensation package which is not materially less than his compensation package with Catalyst immediately prior to such event.

   A change in control is generally defined under the letter agreements as occurring if (i) a person acquires 50% or more of Catalyst's common stock, other than from Catalyst, (ii) a reorganization, merger, consolidation, or sale of substantially all of Catalyst's assets takes place after which Catalyst's existing shareholders do not continue to own at least 50% of the common stock of the survivor and Catalyst's Board of Directors does not constitute a majority of the survivor's board, or (iii) the shareholders of Catalyst approve a plan of complete liquidation or dissolution.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The compensation committee of the Board of Directors is responsible for establishing compensation levels for executive officers, including the annual bonus plan for executives, and for administering Catalyst's stock option plans. During 2001, the compensation committee was comprised of four non-employee directors, although Mr. Coder served as interim chief executive officer from March 14, 2001 through July 1, 2001. The compensation committee's overall objective is to establish a compensation policy that will
(i) attract and retain talented executives who contribute to achieving our business objectives; (ii) motivate executives to obtain these objectives; and
(iii) align the interests of executives with those of our shareholders.

   Executives are compensated with a combination of salary and incentives designed to focus their efforts on maximizing Catalyst's near-term and long-term financial performance. In addition, the compensation program rewards individual performances that further our goals. The executive compensation program includes base salary, incentive bonuses, periodic grants of stock options, and other benefits. Each executive's compensation package is designed to provide an appropriately weighted mix of these elements, which together provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity. The compensation committee reviewed the Towers Perrin Compensation Study and certain other surveys of prevailing compensation practices among high-technology companies with whom we compete for executive talent.

   BASE SALARY: Base salaries for executives are fixed at levels commensurate with the competitive amounts paid to senior executives at companies deemed comparable based on the similarity in revenue level, industry segment, and competitive employment market to Catalyst. In addition, the compensation committee generally takes into account past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

   The measures of individual performance considered in setting fiscal year 2001 salaries included, to the extent applicable to an individual executive, a number of quantitative and qualitative factors such as the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience, level of responsibility, and other contributions made to Catalyst's success. The compensation committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

   INCENTIVE BONUSES: The compensation committee recommends the payment of cash bonuses to provide an incentive to the executives to be productive over the course of each fiscal year. These bonuses are awarded only if certain corporate performance objectives are achieved or exceeded. The amount of the incentive bonus to each executive is based on Catalyst's performance.


   STOCK OPTIONS: Stock options are designed to align the interests of executives with those of its shareholders by encouraging executives to enhance Catalyst's value, the price of the common stock, and hence, the shareholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with Catalyst. The compensation committee grants new options to executives, including the chief executive officer, on a periodic basis to provide continuing incentives to the executives to meet future performance goals and to remain with Catalyst. During the fiscal year ended December 2001, options to purchase an aggregate of 650,000 shares of common stock were granted to executives.

   The compensation committee's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over periods of up to five years and expire ten years from the date of grant.

   BENEFITS: Catalyst's benefit program is designed to attract and retain key executives. During fiscal 2001, we provided medical and other benefits to executives that were generally available to other employees.

   CEO COMPENSATION: The compensation committee annually reviews the performance and compensation of the chief executive officer based on the assessment of his past performance and its expectation of his future contributions to Catalyst's performance. Mr. McGowan served as Catalyst's chief executive officer from August 1997 through March 14, 2001. In 2001, Mr. McGowan's base salary was set at $321,000, of which he received $84,159. Mr. Coder received no salary for his role as interim chief executive officer from March 15, 2001 through July 1, 2001; although he received $100,000 for his services in 2001 as Chairman of the Board. Mr. Treleaven was hired as Catalyst's chief executive officer on July 2, 2001 and his base salary was set at $275,000, of which he received $137,500 through December 31, 2001.

   The compensation committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The compensation committee believes that compensation levels during 2001 adequately reflect Catalyst's compensation goals and policies.

   COMPLIANCE WITH INTERNAL REVENUE CODE: Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of $1 million paid by a corporation to the named executive officers. Catalyst has not established a policy with regard to Section 162(m) of the Internal Revenue Code since we have not and do not currently anticipate paying cash compensation in excess of $1 million per annum to any employee. None of the compensation paid in 2001 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                       Respectfully submitted,

                                       Terrence L. Mealy, Chairman
                                       Roy J. Carver
                                       Douglas B. Coder
                                       James F. Goughenour


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   AGREEMENTS AND TRANSACTIONS WITH SAP AG AND SAP AMERICA: On August 31, 1999, Catalyst entered into three agreements with SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung (SAP AG) and/or SAP America, Inc.:

   SUBSCRIPTION AGREEMENT: Catalyst entered into a subscription agreement with SAP AG and SAP America wherein Catalyst sold 759,485 shares of its common stock to SAP America, which resulted in a 9.7% ownership interest in the outstanding common stock of Catalyst at that time. The subscription agreement contains restrictions on the ability of SAP America to transfer its shares in Catalyst and also provides Catalyst with a right of first refusal in connection with transfers of shares by SAP America. The restrictions on transferability expire on August 31, 2003, but expire earlier if the strategic alliance agreement discussed below is terminated or if there are specified change in control transactions which affect Catalyst. A right of first refusal generally applies during the fourth year of the subscription agreement. In addition, for two years after the end of such transfer restrictions, SAP America may transfer shares but must give Catalyst the right of first negotiation unless the transfer is made in specified change in control transactions, or involves no more than 10% of SAP America's interest in Catalyst. The subscription agreement also prevents SAP America, SAP AG, and certain subsidiaries thereof of owning more than 9.7% of the total number of shares of common stock in Catalyst, provided that these restrictions do no apply in the event of specified material transactions involving Catalyst are pending. The subscription agreement also contains provisions which give SAP America and SAP AG and their subsidiaries specified preemptive rights in connection with the issuance of stock in significant transactions and also grants SAP America and SAP AG and their subsidiaries the right to demand registration of their shares of Catalyst's common stock and unlimited piggyback registration rights. The subscription agreement further provides that in certain transactions involving major competitors of Catalyst, SAP America, and SAP AG and their subsidiaries will waive appraisal rights and the preemptive rights of SAP America. In addition, Catalyst allowed SAP America to designate one member to Catalyst's Board of Directors. At this time, SAP America has not designated a member to replace Ms. Elizabeth J. Reeves, who resigned from the Board of Directors in May 2001.

   STRATEGIC ALLIANCE AGREEMENT. Catalyst entered into a strategic alliance agreement with SAP AG wherein we would: (i) form a support center to help customers implement Catalyst's software and SAP AG's Logistics Execution Solution Software (LES); (ii) provide implementation services for the benefit of SAP customers in connection with the SAP AG's LES; and (iii) jointly promote and market with SAP Catalyst's product offerings and SAP AG's product offerings. In connection with the strategic alliance agreement during 2001, SAP America paid to us approximately $906,293 for remaining start-up costs and LES support service fees for Catalyst's provision of LES support services to SAP customers and we paid to SAP America approximately $62,000 for sales and marketing activities.

   JOINT DEVELOPMENT AGREEMENT: Catalyst entered into a joint development agreement with SAP AG to develop an advanced interface for the integration of SAP AG's R/3 software and Catalyst's warehouse management system. In connection with the joint development agreement, we paid to SAP AG approximately $26,000 for software development support services in 2001.

   AGREEMENTS AND TRANSACTIONS WITH HLB COMMUNICATIONS, INC.: HLB Communications, Inc. (HLB) performs professional communications services for Catalyst. Cheryl Treleaven is an Executive Vice President of HLB and the spouse of Mr. James Treleaven, Catalyst's president and chief executive officer. While Ms. Treleaven is an Executive Vice President of HLB, she has no equity interest in HLB. Ms. Treleaven is one of the HLB professionals that regularly works on our account. Catalyst paid HLB approximately $132,000 for its services in 2001. We believe that such amounts paid to HLB represent less than ten percent of HLB's total annual revenues. We also believe that the terms of our agreement with HLB are no less favorable than what would be offered by another professional communications services company.

PERFORMANCE GRAPH

   The following graph compares cumulative total shareholder return of our common stock with the cumulative total return of the Nasdaq Stock Market(r) Index during the past five fiscal years. In addition, the graph also compares our performance to that of the Nasdaq Computer and Data Processing Stock
Index. The graph assumes that the value of the investment in the common stock and each index was $100 on December 31, 1996 and that all dividends were reinvested. We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future.

                              [PERFORMANCE GRAPH]

                                           Nasdaq Stock      Nasdaq Computer
Measurement              Catalyst          Market (U.S.    and Data Processing
Period            International, Inc.($)   Companies)($)        Stocks($)
---------------   ----------------------   -------------   -------------------
12/31/96                   100                  100               100
12/31/97                    88                  122               123
12/31/98                   259                  173               219
12/31/99                   276                  321               482
12/29/00                   103                  193               222
12/31/01                    58                  153               179



                                  PROPOSAL TWO
                     RATIFICATION OF INDEPENDENT AUDITORS

   Upon recommendation of the audit committee and subject to ratification by the shareholders at the Annual Meeting, the Board of Directors has appointed Ernst & Young LLP, an independent public accounting firm, to audit the financial statements for the year ending December 31, 2002. Ernst & Young LLP has been our auditors since 1993. Representatives of Ernst & Young LLP will attend the Annual Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

   Audit Fees: Audit fees billed to Catalyst by Ernst & Young LLP for its audit of our financial statements for the year ended December 31, 2001 and for its review of the financial statements included in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for that year totaled $85,500.

   Financial Information Systems Design and Implementation Fees: Catalyst did not engage Ernst & Young LLP to provide advice regarding financial information systems design and implementation during the year ended December 31, 2001.

   All Other Fees: Fees billed to Catalyst by Ernst & Young LLP during the year ended December 31, 2001 for all other non-audit services rendered totaled $49,500, including $31,700 for tax related services.

   The audit committee has considered whether the provision of non-audit services is compatible with Ernst & Young LLP's independence and satisfied itself as to the auditors' independence.

BOARD OF DIRECTORS RECOMMENDATION

   The Board of Directors recommends you vote FOR the ratification of the appointment of Ernst & Young LLP and your proxy will be so voted unless you specify otherwise.


AUDIT COMMITTEE REPORT

   The audit committee oversees Catalyst's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Catalyst's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors' independence from management and Catalyst including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

   The audit committee discussed with Catalyst's independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Catalyst's internal controls, and the overall quality of Catalyst's financial reporting.

   In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The audit committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of Catalyst's independent auditors.

                                       Respectfully submitted,

                                       Roy J. Carver, Chairman
                                       James F. Goughenour
                                       Terrence L. Mealy

                      SUBMISSION OF SHAREHOLDER PROPOSALS

   In accordance with the By-Laws, nominations (other than by or at the direction of the Board of Directors) of candidates for election as directors at the 2003 Annual Meeting of Shareholders and other proposals to be submitted for consideration at the 2003 Annual Meeting of Shareholders must be received no later than February 16, 2003 and must otherwise be in accordance with the requirements of the By-Laws. To be considered for inclusion in the Proxy Statement for Catalyst's 2003 Annual Meeting of Shareholders, shareholder proposals must be received no later than December 18, 2002. Such nominations or proposals must be submitted to our principal executive offices: Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223,
Attention: Corporate Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.


                                 OTHER MATTERS

   Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

   The expense of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by us. No solicitation other than by mail is contemplated, except that our officers, employees, or agents may solicit the return of proxies from certain shareholders by telephone, personal solicitation, or facsimile.

   SHAREHOLDERS MAY OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT, CATALYST INTERNATIONAL, INC., 8989 NORTH DEERWOOD DRIVE, MILWAUKEE, WISCONSIN 53223 OR ON CATALYST'S WEB SITE AT WWW.CATALYSTWMS.COM. EXHIBITS TO FORM 10-K WILL BE FURNISHED UPON PAYMENT OF REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.


                                       By Order of the Board of Directors,

                                       /s/ Mark T. Ehrmann

                                       Mark T. Ehrmann, Secretary

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


CATALYST INTERNATIONAL, INC.                                             PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                         CATALYST INTERNATIONAL, INC.
               Annual Meeting Of Shareholders - May 17, 2002

     The undersigned hereby appoints James B. Treleaven and Mark T. Ehrmann, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated hereon, all of the shares of common stock of Catalyst International, Inc. held of record by the undersigned on March 29, 2002, at the 2002 Annual Meeting of Shareholders of Catalyst International, Inc. to be held on May 17, 2002 or at any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE A VOTE "FOR" (I) THE ELECTION OF MESSRS. GOUGHENOUR, NELSON, AND TRELEAVEN AS CLASS I DIRECTORS, AND (II) THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2002.










              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

------------------------------------------------------------------------------

             CATALYST INTERNATIONAL, INC. 2002 ANNUAL MEETING

1. ELECTION OF DIRECTORS - the Board recommends that you vote for Messrs. GOUGHENOUR, NELSON, and TRELEAVEN to serve as Class I directors for a term expiring at the 2005 Annual Meeting of Shareholders.

                                             FOR       WITHHOLD
                       (Instructions: Please vote for THREE individuals only.)
    1 - James F. Goughenour                  [_]         [_]
    2 - William G. Nelson                    [_]         [_]
    3 - James B. Treleaven                   [_]         [_]
    4 - Steven D. Landauer                   [_]         [_]

    (PLEASE NOTE FOR THREE INDIVIDUALS ONLY.)

2. RATIFICATION OF AUDITORS - the Board recommends that you vote FOR the appointment of Ernst & Young LLP as the independent auditors for 2002.

    Ratification of Ernst &              FOR     AGAINST     ABSTAIN
    Young LLP as Auditors                [_]       [_]          [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Check appropriate box
   Indicate changes below:
   Address Change? [_]              Name Change? [_]


Date ____________________________   NO. OF SHARES _________________________


                                    _______________________________________
                                    SIGNATURE(S) IN BOX
                                    Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.